Exhibit 10.1

EXECUTION COPY

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is made and entered into as of June 30, 2010, by and among QEP RESOURCES, INC., a Delaware corporation (successor by merger to Questar Market Resources, Inc., a Utah corporation) (the “Borrower”), each of the undersigned financial institutions who are parties to the Credit Agreement hereinafter referenced (collectively, the “Existing Lenders”), the New Lenders (hereinafter defined), and BANK OF AMERICA, N.A., as the administrative agent for the Lenders (in such capacity, the “Administrative Agent”), L/C Issuer and a Lender. As used herein, the term “New Lenders” means the financial institutions that are named as Lenders on the signature pages hereto that are not Existing Lenders, and the term “Lenders” means, collectively, the New Lenders and the Existing Lenders.

W I T N E S S E T H:

WHEREAS, the Administrative Agent, the Existing Lenders, and the Borrower are parties to that certain Credit Agreement dated as of March 11, 2008 (the “Credit Agreement”);

WHEREAS, the Borrower has notified the Administrative Agent of (i) its desire to increase the Aggregate Commitments in accordance with Section 2.13 of the Credit Agreement, and (ii) its intent to enter into and consummate the transactions described in Exhibit A of this Amendment (the “Transactions”);

WHEREAS, the Borrower has requested that certain terms of the Credit Agreement be amended or waived in the manner set forth herein;

WHEREAS, the Administrative Agent and the Required Lenders, subject to the terms and conditions contained herein, have agreed to such amendments and waivers, to be effective as of the Amendment Effective Date (as defined below); and

WHEREAS, the Borrower, the Administrative Agent and the Required Lenders acknowledge that the terms of this Amendment constitute an amendment and modification of the Credit Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and the fulfillment of the conditions set forth herein, the parties hereby agree as follows:

1. Definitions.

(a) Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

(b) From and after the Amendment Effective Date, the term “Credit Agreement” or “Agreement” (as the case may be), as used herein, in the Credit Agreement and in the other Loan Documents, shall mean the Credit Agreement as hereby amended and modified, and as further amended, restated, modified, replaced or supplemented from time to time as permitted thereby.

(c) As used herein, the following terms shall have the meanings herein specified:

“Amendment Effective Date” shall have the meaning set forth in Section 6 of this Amendment.

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“Consent Date” shall mean that certain time and date determined by the Administrative Agent and notified in writing by the Administrative Agent to the Lenders.

“Consent Fee” shall mean that certain fee, in an amount to be notified in writing by the Administrative Agent to the Lenders, payable by the Borrower in accordance with Section 7 of this Amendment.

“Subject Notes” means, collectively, the Borrower’s (i) $150,000,000 aggregate principal amount of 7.50% Notes due 2011; (ii) $250,000,000 aggregate principal amount of 6.05% Notes due 2016; (iii) $450,000,000 aggregate principal amount of 6.80% Notes due 2018; and (iv) $300,000,000 aggregate principal amount of 6.80% Notes due 2020.

“Transactions” shall have the meaning set forth in the second recital of this Amendment.

2. Amendments to the Credit Agreement. Subject to the terms hereof and upon satisfaction of the conditions set forth in Section 6 hereof, effective as of the Amendment Effective Date, the Credit Agreement is hereby amended as follows:

(a) The definition of “Acquired Debt” is hereby amended as follows: in clause (ii), after the words “assets acquired by such specified Person” add “existing at the time such assets are acquired by such Person”.

(b) The first paragraph of the definition of “Applicable Rate” set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Debt Rating as set forth below:

Applicable Rate

Pricing Level	Debt Rating S&P/Moody’s	Commitment Fee	Eurodollar Rate	Base Rate
			Letter of Credit Fee
1	>BBB/Baa2	0.350%	2.000%	1.00%
2	BBB-/Baa3	0.425%	2.250%	1.25%
3	BB+/Ba1	0.500%	2.500%	1.50%
4	BB/Ba2	0.625%	3.000%	2.00%
5	<BB-/Ba3 or unrated	0.750%	3.250%	2.25%

(c) Clause (a), the introductory phrase of clause (b), and clause (b)(i) of the definition of “Change of Control” set forth in Section 1.01 of the Credit Agreement are hereby amended and restated in their entirety as follows:

“(a) (i) at any time prior to the Spin Off (as defined in the First Amendment to this Agreement), Questar Corporation ceases to own, directly or indirectly, 51% of the capital stock of Borrower, and (ii) at any time after the Spin Off, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of

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such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b) a majority of the members of the board of directors or equivalent governing body of the Borrower ceases to be composed of individuals (i) who were members of that board or equivalent governing body on July 1, 2010,”

(d) The definition of “Consolidated Funded Debt” set forth in Section 1.01 of the Credit Agreement is hereby amended by replacing the phrase “and (g)” set forth therein with the phrase “, (g), (h) and (i)”.

(e) The definition of “Federal Funds Rate” set forth in Section 1.01 of the Credit Agreement is hereby amended by replacing the parenthetical “(rounded upwards, if necessary, to the next 1/100 of 1%)” with the parenthetical “(rounded, if necessary, to the nearest 1/100 of 1%)”.

(f) The definition of “Indebtedness” set forth in Section 1.01 of the Credit Agreement is hereby amended as follows:

(i) Clause (e) is amended by (x) adding after the phrase “secured by” the following phrase: “(or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by)”; and (y) replacing the word “purchased” with the word “acquired”;

(ii) Clause (f) is amended by deleting the word “and” at the end thereof;

(iii) Clause (g) is renumbered as clause (i);

(iv) Adding new clauses (g) and (h) as follows:

“(g) the amount of deferred revenue attributed to any forward sale of production for which such Person has received payment in advance other than on ordinary trade terms;

(h) all obligations or undertakings of such Person with respect to payments received by such Person in consideration of oil, gas, or other minerals yet to be acquired or produced at the time of payment (including obligations under “take-or-pay” contracts, contracts to deliver oil, gas or other minerals in return for payments already received and the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment) or with respect to other obligations to deliver goods or services in consideration of advance payments therefore; and”

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(g) The definition of “Loan Documents” set forth in Section 1.01 of the Credit Agreement is hereby amended by deleting the word “and” set forth therein and adding after the words “Fee Letter” the phrase “, and each other document executed and delivered by a Loan Party in connection therewith that is designated as a Loan Document therein”.

(h) The definition of “Material Adverse Effect” set forth in Section 1.01 of the Credit Agreement is hereby amended in its entirety to read as follows:

“Material Adverse Effect” means a material and adverse effect upon (a) the property, assets, business, operations, liabilities or condition (financial or otherwise) of the Borrower and its Restricted Subsidiaries taken as a whole since December 31, 2009 or (b) the rights or remedies of the Lenders, or the ability of the Borrower to perform its obligations, under this Agreement.”

(i) The definition of “Permitted Liens” set forth in Section 1.01 of the Credit Agreement is hereby amended by amending and restating clause (a) as set forth below:

“(a) operators’ liens under customary operating agreements, liens arising under gas transportation and purchase agreements on the gas being transported or processed which secure related gas transportation and processing fees only, statutory Liens for taxes, assessments and governmental charges, statutory mechanics’, materialmen’s, carriers’, workman’s and warehousemen’s Liens, and other similar statutory Liens, provided that in each case under this subparagraph (a), such Liens secure only indebtedness, liabilities and obligations which are not delinquent for a period of more than 30 days or which are being contested by appropriate proceedings and for which adequate reserves are provided on the books of the contesting Loan Party;”

(j) The definition of “Permitted Liens” set forth in Section 1.01 of the Credit Agreement is hereby further amended by deleting the word “and” at the end of clause (f) thereof, replacing the comma (,) at the end of clause (g) thereof with a semicolon (;) and the word “and”, and adding new clauses (h) – (o) as follows:

“(h) Liens on cash or cash equivalents permitted by Section 7.10(i)(B) securing obligations of the Loan Parties under Swap Contracts in an aggregate amount not to exceed the limitation set forth in Section 7.10(i)(B);

(i) pledges of cash and cash equivalents incurred or deposits made to secure obligations (other than Indebtedness) under workers’ compensation laws or similar legislation or to secure public or statutory obligations, in each case in the ordinary course of business;

(j) encumbrances consisting of easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any property of any Loan Party for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines that do not secure Indebtedness or other monetary obligations and, in the aggregate, are not substantial in amount and do not materially impair the use of such property by any Loan Party in the operation of its business and which do not in any case materially detract from the value of the property subject thereto or would be violated in any material respect by existing or proposed operations of any Loan Party;

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(k) deposits made in the ordinary course of business to secure the performance of bids, trade contracts (other than for debt for borrowed money) leases (other than Indebtedness) and surety bonds;

(l) Liens securing Indebtedness of the Borrower, or of a Restricted Subsidiary incurred pursuant to Section 7.01(i), to finance the acquisition, construction or improvement of fixed or capital assets, provided that (i) such Liens and the Indebtedness secured thereby shall be created substantially simultaneously with the acquisition, construction or improvement of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (iii) the amount of Indebtedness initially secured thereby is not more than 100% of the purchase price or cost of construction or improvement of such fixed or capital asset;

(m) the interest or title of a lessor under any lease entered into by any Loan Party in the ordinary course of its business and covering only the assets so leased;

(n) Liens not securing Indebtedness arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the FRB and no such deposit account is intended by any Loan Party to provide collateral to the depository institution; and

(o) Liens not otherwise permitted so long as the aggregate outstanding principal amount of the obligations secured thereby does not exceed (as to all Loan Parties) $10,000,000 at any time;”

(k) The definition of “Priority Debt” set forth in Section 1.01 of the Credit Agreement is hereby amended in its entirety to read as follows:

“Priority Debt” means, at any time, the sum of (without duplication)

(i) Indebtedness of Restricted Subsidiaries of the type permitted by Section 7.01(e), 7.01(f), 7.01(h) or 7.01(i),

(ii) Indebtedness of the Borrower secured by Permitted Liens of the type described in clauses (c), (e), (g), (l) or (o) of the definition of Permitted Liens, and

(iii) Indebtedness of the Borrower and Restricted Subsidiaries owed to any depository institution that has a right of set off or similar right of remedy on deposits or other funds of the Borrower or its Restricted Subsidiaries of the type permitted by clause (n) of the definition of Permitted Liens (other than Indebtedness under this Credit Agreement owed to a Lender), provided that the amount of such Indebtedness owed to a depository institution that constitutes “Priority Debt” shall not be greater than the amount of such deposits and other funds maintained with such depository institution.

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(l) The following definitions are hereby added to Section 1.01 of the Credit Agreement in alphabetical order:

“Bridge Loan Credit Agreement” means that certain Bridge Loan Credit Agreement dated June 30, 2010 among the Borrower, as borrower, Deutsche Bank AG Cayman Islands Branch (or an affiliate thereof), as administrative agent, and the financial institutions parties thereto.

“Consolidated EBITDAX” means, for any period, for the Borrower and its Restricted Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the provision for Federal, state, local and foreign income taxes payable by the Borrower and its Restricted Subsidiaries for such period, (iii) depreciation, depletion and amortization expense, (iv) exploration expense, (v) impairment and abandonment expense, (vi) any extraordinary losses (including losses on sales of assets outside of the ordinary course of business), (vii) all costs, fees, expenses or charges incurred or paid during such period, or any amortization thereof for such period, in each case, in connection with the distribution of the Borrower by Questar Corporation to its shareholders, and (viii) unrealized losses under Swap Contracts, minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits of the Borrower and its Restricted Subsidiaries for such period, (ii) all non-cash items increasing Consolidated Net Income for such period (other than deferred revenue from the sale of production dedicated under production payment or similar arrangements), (iii) gains on sales of assets outside the ordinary course of business, and (iv) unrealized gains under Swap Contracts, provided, however, that Consolidated EBITDAX shall be calculated on a pro forma basis to give effect to any acquisitions or divestitures (in a single transaction or series of related transactions) having an aggregate fair market value equal to or exceeding $50,000,000 during the relevant calculation period (including pro forma effect of any expense or cost reductions or increases that have occurred or are reasonably expected to occur as a result of such transaction) made by the Borrower or its Restricted Subsidiaries during the relevant calculation period as if such acquisition or divestiture had occurred on the first day of such calculation period. For purposes of determining the Consolidated Leverage Ratio, Consolidated EBITDAX shall be calculated on a pro forma basis to exclude the EBITDAX of Wexpro Company. The “EBITDAX of Wexpro Company” shall be calculated for Wexpro Company in a manner consistent with the definition of “Consolidated EBITDAX” set forth above.

“Consolidated EBITDA-Midstream” means, for any period, the sum of Consolidated Net Income-Midstream for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income-Midstream: (i) Consolidated Interest Charges-Midstream for such period, (ii) the provision for Federal, state, local and foreign income taxes payable by the Midstream Subsidiaries and their respective Restricted Subsidiaries for such period, (iii) depreciation and amortization expense, (iv) any impairment and abandonment expense, (v) any extraordinary losses of the Midstream Subsidiaries and their Restricted Subsidiaries (including losses on sales of assets outside of the ordinary course of business), (vi) all costs, fees, expenses or charges incurred or paid during such period, or any amortization thereof for such period, in each case, in connection with the distribution of the Borrower by Questar Corporation to its shareholders, and (vii) unrealized losses under Swap Contracts, minus (b) the following to the extent included in calculating such Consolidated Net Income-Midstream: (i) Federal, state, local and foreign income tax credits of the Midstream Subsidiaries and their respective Restricted Subsidiaries for such period, (ii) all non-cash items increasing Consolidated Net Income-Midstream

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for such period, (iii) gains on sales of assets outside the ordinary course of business and (iv) unrealized gains under Swap Contracts, provided, however, that Consolidated EBITDA-Midstream shall be calculated on a pro forma basis to give effect to any acquisitions or divestitures (in a single transaction or series of related transactions) having an aggregate fair market value equal to or exceeding $50,000,000 during the relevant calculation period (including pro forma effect of any expense or cost reductions or increases that have occurred or are reasonably expected to occur as a result of such transaction) made by the Midstream Subsidiaries or their respective Restricted Subsidiaries during the relevant calculation period (and subsequent to such period and on or before the date of incurrence of the Consolidated Funded Debt giving rise to the need to calculate compliance with Section 7.11(c)) as if such acquisition or divestiture had occurred on the first day of the relevant calculation period.

“Consolidated Interest Charges” means, for any period, for the Borrower and its Restricted Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, amortization or write-off of debt discount, fees, discounts, charges, issuance costs and commissions and related expenses of the Borrower and its Restricted Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Borrower and its Restricted Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP.

“Consolidated Interest Charges-Midstream” means, for any period, for the Midstream Subsidiaries and their respective Restricted Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Midstream Subsidiaries and their respective Restricted Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Midstream Subsidiaries and their respective Restricted Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Debt as of such date to (b) Consolidated EBITDAX for the period of the four fiscal quarters most recently ended.

“Consolidated Net Income” means, for any period, for the Borrower and its Restricted Subsidiaries on a consolidated basis, the net income of the Borrower and its Restricted Subsidiaries (excluding extraordinary gains and extraordinary losses) for that period.

“Consolidated Net Income-Midstream” means, for any period, for the Midstream Subsidiaries and their respective Restricted Subsidiaries on a consolidated basis, the net income of the Midstream Subsidiaries and their respective Restricted Subsidiaries (excluding extraordinary gains and extraordinary losses) for that period.

“First Amendment Effective Date” means the Amendment Effective Date as defined in the First Amendment to this Agreement.

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“Investment Grade Date” means the first date occurring after June 30, 2010 upon which the Borrower receives the following Debt Rating: (i) at least one Debt Rating of BBB- or better from S&P or Baa3 or better from Moody’s, and (ii) a second Debt Rating of at least BB+ from S&P or Ba1 from Moody’s, as applicable, in each case, without negative outlook or negative watch.

“Midstream Assets” means all of the gas gathering, processing, treatment, compression, trunk lines and associated equipment owned by the Midstream Subsidiaries and their respective Restricted Subsidiaries.

“Midstream Services” means the provision of gathering, transporting, terminalling, treating, storing, and processing hydrocarbons and other similar activities.

“Midstream Subsidiaries” means, collectively, QEP Field Services and any other Subsidiary of the Borrower that the Borrower, with the approval of the Administrative Agent, designates as a Midstream Subsidiary, in each case for so long as such Subsidiary is engaged solely in the business of providing Midstream Services and its assets are comprised only of Midstream Assets and assets related and incidental thereto.

“oil and gas properties” means fee, leasehold or other interests in or under mineral estates or oil, gas and other liquid or gaseous hydrocarbon leases, including, without limitation, overriding royalty and royalty interests, leasehold estate interests, net profits interests, production payment interests and mineral fee interests, together with contracts executed in connection therewith and all tenements, hereditaments, appurtenances and properties, real or personal, appertaining, belonging, affixed or incidental thereto.

“Present Value” means the net present value of projected future cash flows from proved reserves owned by the Borrower and its Restricted Subsidiaries based upon the most recently delivered Reserve Report (using the customary discount rate (which shall be, in the case of the Initial Present Value (defined below), 9%) and commodity price deck of Bank of America, N.A. and giving effect to the Borrower’s hedging arrangements). For purposes of calculating the Present Value, a maximum of 35% of the Present Value will be included from proved reserves that are not proved developed producing reserves and a maximum of 20% of the Present Value will be included from reserves located in countries other than the United States and Canada. If, during any period between the December 31 (or January 1, if Reserve Report(s) are dated as of January 1) effective dates of Reserve Reports, the aggregate fair market value, in the reasonable opinion of the Borrower, of oil and gas properties disposed of or purchased by the Borrower and the Restricted Subsidiaries shall exceed $250,000,000 of the then Present Value, then the Present Value for such period shall be reduced or increased, as the case may be, from time to time, by an amount equal to the value assigned such oil and gas properties in the most recent calculation of the Present Value for such period (or if no value was assigned, by an amount agreed to by the Borrower and the Administrative Agent). The Present Value shall reflect the deferred revenue with respect to production payments included in Consolidated Funded Debt, at a value that is equal to the amount of deferred revenues so included in Consolidated Funded Debt. Until redetermined in connection with the Reserve Report dated as of December 31, 2010 or January 1, 2011 delivered pursuant to Section 6.15, the Present Value shall be $4,657,660,000 (the “Initial Present Value”).

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“Reserve Report” means a report prepared as of December 31 or January 1 of each year by the Borrower and its Restricted Subsidiaries with respect to the oil and gas properties of the Borrower and the Restricted Subsidiaries with at least 80% of the Present Value of such oil and gas properties audited by an independent engineering firm selected by the Borrower and reasonably acceptable to the Administrative Agent.

(m) Section 1.08 (Oil and Gas Definitions) is hereby added to the Credit Agreement, to read as follows:

“1.08 Oil and Gas Definitions. For purposes of this Agreement, the terms “proved reserves” and “proved developed producing reserves,” whether or not such terms are capitalized, have the meaning given such terms from time to time and at the time in question by the Society of Petroleum Engineers of the American Institute of Mining Engineers. The terms “proved oil or gas reserves” and “proved reserves of oil, gas or other liquid or gaseous hydrocarbons” shall have the same meaning as “proved reserves”.”

(n) Section 2.03(g) (Cash Collateral) of the Credit Agreement is hereby amended by deleting the comma at the end of the parenthetical in the first sentence thereof and adding the following: “. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent or the L/C Issuer, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover such Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been Cash Collateralized in accordance with the terms hereof.”.

(o) Section 2.08(b) (Utilization Fee) of the Credit Agreement is hereby deleted in its entirety, and Section 2.08(c) shall be renumbered Section 2.08(b).

(p) Section 4.02(a) (Conditions to all Credit Extensions) of the Credit Agreement is hereby amended by adding, after the word “excluding” in the parenthetical thereof, the following phrase: “, from and after the Investment Grade Date,”.

(q) Section 5.02 (Organization and Good Standing) of the Credit Agreement is hereby amended by inserting the words “, except as would not, individually or in the aggregate, have a Material Adverse Effect” at the end of each of the second and third sentences thereof, before the period (.).

(r) Section 5.11 (ERISA Plans and Liabilities) of the Credit Agreement is hereby amended and restated as follows:

“ERISA Plans and Liabilities. All currently existing Pension Plans are listed on Schedule 5.11. Except as disclosed in the Audited Financial Statements or on Schedule 5.11, no ERISA Event has occurred with respect to any Pension Plan and all ERISA Affiliates are in compliance with ERISA in all material respects. No ERISA Affiliate is required to contribute to, or has incurred any other absolute or contingent liability in respect of, any Multiemployer Plan. Except as set forth on Schedule 5.11, no failure to meet the minimum funding standard of Section 412(a) of the Code exists with respect to any Pension Plan, whether or not waived by the Secretary of the Treasury or his delegate, and as of December 31, 2009, the value of the accumulated benefit obligation of each Pension Plan does not exceed the current value of the assets of such Pension Plan available for the payment of such benefits by more than $30,000,000.”

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(s) Section 5.13 (Borrower’s Subsidiaries) of the Credit Agreement is hereby amended by replacing the phrase “Closing Date” each time such phrase appears therein with the phrase “First Amendment Effective Date.”

(t) Section 5.14 (Title to Properties; Licenses) of the Credit Agreement is hereby amended by inserting the word “substantially” between the words “title to” and “all of” in the first line thereof” and by inserting the words “, except as would not, individually or in the aggregate, have a Material Adverse Effect” at the end of the last sentence thereof, before the period (.).

(u) A new Section 5.17 is hereby added, to read as follows:

“5.17 Compliance with Laws. Each of the Borrower and its Subsidiaries is in compliance with all Laws, regulations and orders of any Governmental Authority applicable to it or its property or assets and all indentures, agreements and other instruments binding upon it or its property or assets, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.”

(v) Sections 6.02(a) and 6.02(b) (Books, Financial Statements and Reports) of the Credit Agreement are hereby amended as follows: each time that the phrase “Section 7.11” appears, add the following immediately thereafter: “and Section 7.12”.

(w) Section 6.02 (Books, Financial Statements and Reports) of the Credit Agreement are hereby amended by adding a new clause (d) as follows:

“(d) Concurrently with the delivery of the financial statements under Sections 6.02(a) and (b), unaudited consolidating financial statements with a separate presentation in such statements of the financials of the Midstream Subsidiaries and their respective Restricted Subsidiaries and a calculation of the Consolidated EBITDA-Midstream as of the date of such financial statements.”

The paragraph immediately after clause (d) of Section 6.02 is hereby amended by replacing the phrase “Section 6.02(a), (b) or (c)” in the first sentence thereof, with the following phrase: “Section 6.02(a), (b), (c) or (d)”.

(x) Section 6.11 (Environmental Matters) of the Credit Agreement is hereby amended by replacing the words “result in liability to the Borrower in excess of $35,000,000” in clauses (b) and (c) thereof, with the words “have a Material Adverse Effect”.

(y) Section 6.14 (Subordination of Intercompany Indebtedness) of the Credit Agreement is hereby amended by adding the following after the words “to Questar Corporation”: “(at any time prior to the Spin Off (as defined in the First Amendment to this Agreement))”.

(z) A new Section 6.15 is hereby added as follows:

“6.15. Reserve Reports. On or before April 1 of each year, commencing April 1, 2011, the Borrower shall deliver to the Administrative Agent a Reserve Report dated as of the immediately preceding December 31 or January 1 setting forth the Present Value of the proved reserves owned by the Borrower and its Restricted Subsidiaries as contemplated in the definition of Present Value, together with a

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statement of the Borrower’s Swap Contracts, provided however that from and after the Investment Grade Date, this Section 6.15 shall cease to be effective. Notwithstanding the provisions of Section 6.03, the Borrower shall not be required to provide any Reserve Report to any Lender and the Administrative Agent shall not disclose any Reserve Report or any portion thereof to any Lender other than as specifically permitted by the Borrower.”

(aa) Section 7.01 (Indebtedness) of the Credit Agreement is hereby amended by deleting the word “and” at the end of clause (g) thereof, replacing the period (.) at the end of clause (h) thereof with a semicolon (;) and the word “and”, and adding a new clause (i) as follows:

“(i) Indebtedness of Restricted Subsidiaries (including capital lease obligations) secured by Permitted Liens not described in subsections (a) through (h) above in an aggregate principal amount not to exceed $100,000,000 at any time outstanding.”

(bb) Section 7.10(i) (Swap Contracts) of the Credit Agreement is hereby amended by amending and restating clause (B) thereof in its entirety as follows:

“(B) (i) such contracts do not require any Loan Party to provide any Lien on any property to secure the Loan Parties’ obligations thereunder other than Liens on cash or cash equivalents and letters of credit in support of the Loan Parties’ obligations thereunder, and (ii) the aggregate amount of cash and cash equivalents subject to Liens securing such contracts and the undrawn amount of all letters of credit supporting such contracts shall not exceed $400,000,000 at any time.”

(cc) Section 7.11 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“7.11 Financial Covenants.

(a) Consolidated Funded Debt to Capitalization Ratio. As of the last day of each fiscal quarter of the Borrower, the Consolidated Funded Debt to Capitalization Ratio will not exceed 0.6 to 1.0.

(b) Leverage Ratio. As of the last day of each fiscal quarter of the Borrower, the Consolidated Leverage Ratio will not exceed 3.5 to 1.0. From and after the Investment Grade Date, this Section 7.11(b) shall cease to apply.

(c) Maximum Allowable Debt. Consolidated Funded Debt shall not at any time exceed the sum of (1) the product of (A) 3.5 times (B) Consolidated EBITDA-Midstream during the four fiscal quarters ending on such date (or ending on the last day of the most recently ended fiscal quarter of the Borrower, if the date of determination is not the last day of a fiscal quarter), plus (2) an amount equal to (A) the Present Value divided by (B) 1.75. From and after the Investment Grade Date, this Section 7.11(c) shall cease to apply.”

(dd) Section 7.12 (Limitation on Priority Debt) of the Credit Agreement is hereby amended by (i) replacing the word “end” with the word “last day”, and (ii) replacing the amount of “20%” with the amount of “10%”.

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(ee) Section 8.01(g) (Events of Default) of the Credit Agreement is hereby amended by replacing in subclause (iii) thereof the word “Term” with the word “Bridge”.

(ff) Section 8.01(i) (Events of Default) of the Credit Agreement is hereby amended by amended and restating such Section 8.01(i) as follows:

“Either (i) any failure to meet the minimum funding standard of Section 412(a) of the Code resulting in a liability in excess of $35,000,000 exists with respect to any Pension Plan or any Multiemployer Plan, whether or not waived by the Secretary of the Treasury or his delegate, or (ii) any ERISA Event occurs with respect to any Pension Plan or any Multiemployer Plan and the then current value of the accumulated benefit obligation of such Pension Plan or Multiemployer Plan exceeds the then current value of the assets of such Pension Plan or Multiemployer Plan available for the payment of such benefit liabilities by more than $35,000,000 (or in the case of an ERISA Event involving the withdrawal of a substantial employer, the withdrawing employer’s proportionate share of such excess exceeds such amount); or”

(gg) (i) Pursuant to Section 2.13 of the Credit Agreement, the Aggregate Commitments under the Credit Agreement are hereby increased from $800,000,000 to $1,000,000,000, (ii) each New Lender is a Lender under the Credit Agreement with all rights, powers, obligations, duties and privileges attendant thereto, and (iii) each New Lender’s and each Existing Lender’s Commitment is as set forth on Schedule 2.01 attached hereto.

(hh) Schedule 2.01 (Commitments and Pro Rata Shares) attached to the Credit Agreement is hereby amended in its entirety to read as set forth on revised Schedule 2.01 attached hereto.

(ii) Schedule 5.11 (ERISA Matters) attached to the Credit Agreement is hereby amended in its entirety to read as set forth on revised Schedule 5.11 attached hereto.

(jj) Schedule 5.12 (Environmental Matters) attached to the Credit Agreement is hereby amended in its entirety to read as set forth on revised Schedule 5.12 attached hereto.

(kk) Schedule 5.13 (Subsidiaries and Other Equity Interests) attached to the Credit Agreement is hereby amended in its entirety to read as set forth on revised Schedule 5.13 attached hereto.

(ll) Exhibit C (Form of Compliance Certificate) attached to the Credit Agreement is hereby amended by replacing Schedule 2 with Schedule 2 attached hereto.

(mm) Exhibit F Exhibit F (Form of Subordinated Note) attached to the Credit Agreement is hereby amended by adding the following footnote 1 thereto: “References to the Term Loan Credit Agreement contained in this Form of Subordinated Note may be replaced with references to the Bridge Loan Agreement, and references to “Senior Term Loan Lenders” and “Term Loan Senior Indebtedness” may be replaced with references to “Bridge Loan Lenders” and “Bridge Loan Senior Indebtedness”, each defined by reference to the Bridge Loan Agreement.”

3. Reaffirmation of Obligations. The Borrower hereby acknowledges and agrees that the execution, delivery, and performance of this Amendment and the consummation of the Borrower Corporate Change (as defined in Exhibit A) and the other Transactions shall not, except as expressly provided herein, in any way release, diminish, impair, reduce, or otherwise affect the Obligations. The

FIRST AMENDMENT TO CREDIT AGREEMENT

Borrower hereby assumes, ratifies, and reaffirms all of the Obligations of Questar Market Resources, Inc., a Utah corporation (and Borrower’s predecessor-in-interest), under the Credit Agreement and the other Loan Documents whether arising before, on or after the Amendment Effective Date.

4. Full Force and Effect of Agreement. Except as hereby specifically amended, modified, supplemented, or waived, the Borrower hereby acknowledges and agrees that the Credit Agreement and all of the other Loan Documents are hereby confirmed and ratified in all respects and shall remain in full force and effect according to their respective terms. From and after the Amendment Effective Date, (i) each reference in the Credit Agreement, including the schedules and exhibits thereto and the other documents delivered in connection therewith, to the “Credit Agreement,” “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, shall mean and be a reference to the Credit Agreement as amended hereby, (ii) each reference in the Credit Agreement, including the schedules and exhibits thereto and the other documents delivered in connection therewith, to “$800,000,000” shall be deemed to be and shall be a reference to “$1,000,000,000,” (iii) each reference in the Credit Agreement, including the schedules and exhibits thereto and the other documents delivered in connection therewith, to “Lenders” shall include each New Lender, and (iv) each reference in the Credit Agreement and each other Loan Document to the “Borrower” shall mean QEP Resources, Inc., a Delaware corporation (successor by merger to Questar Market Resources, Inc., a Utah corporation), instead of Questar Market Resources, Inc., a Utah corporation.

5. Representations and Warranties. The Borrower hereby represents and warrants that:

(a) prior to and after giving effect to this Amendment and the consummation of the Transactions, the representations and warranties of the Borrower contained in Article V of the Credit Agreement are true and correct on and as of the date hereof;

(b) this Amendment has been duly authorized, executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower enforceable in accordance with its terms, except as may be limited by general principles of equity, by concepts of reasonableness or by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally; and

(c) prior to and after giving effect to this Amendment and the consummation of the Transactions, no Default or Event of Default exists on and as of the date hereof.

6. Conditions to Effectiveness. This Amendment shall be effective on the date (the “Amendment Effective Date”) upon which the following conditions precedent have been satisfied:

(a) The Administrative Agent shall have received the following, each of which shall be originals, facsimiles or in portable document format (.pdf), and unless otherwise specified, each dated as of the Amendment Effective Date, and each in form and substance satisfactory to the Administrative Agent and the Required Lenders:

(i) counterparts of this Amendment executed by the Borrower, the Administrative Agent, each New Lender and the Required Lenders (including each Existing Lender for whom the dollar amount of its Commitment is being amended by this Amendment as reflected on Schedule 2.01 attached hereto);

(ii) a certificate executed by a Responsible Officer of the Borrower in compliance with Section 2.13(b) of the Credit Agreement;

FIRST AMENDMENT TO CREDIT AGREEMENT

(iii) a certificate of the chief financial officer of the Borrower attaching the following and certifying that they have been prepared in good faith based upon reasonable assumptions: (A) pro forma consolidated financial statement of Borrower and its Subsidiaries and a pro forma consolidated statement of income of the Borrower for the year ended December 31, 2009 and three month period ended March 31, 2010, prepared after giving effect to the Transactions as if the Transactions had occurred at the beginning of such period, and (B) calculations demonstrating pro forma compliance with Section 7.11 of the Credit Agreement after giving effect to the Transactions, as of March 31, 2010 based on the financial statements delivered in accordance with the foregoing clause (A); and

(iv) solvency certificates from the chief financial officers of Questar Corporation and the Borrower;

(v) a certificate executed by a Responsible Officer of the Borrower certifying that:

(A) the Internal Wexpro Spin (as defined in Exhibit A hereto) and the Spin Off (as defined in Exhibit A hereto) have been, or substantially concurrently herewith on the date hereof are being, consummated in accordance with the terms of the definitive agreements therefor previously filed with the SEC, without giving effect to any waiver, consent or other modification, alteration, amendment or change thereof that is materially adverse to the Lenders without the consent of the Required Lenders;

(B) the Borrower has received, or substantially concurrently herewith on the date hereof is receiving, the Equity Contribution (as defined in Exhibit A hereto);

(C) the Borrower has entered, or concurrently herewith is entering, into that certain Bridge Loan Credit Agreement (the “Bridge Credit Agreement”) among the Borrower as borrower, Deutsche Bank AG Cayman Islands Branch (or an affiliate thereof), as administrative agent, and the financial institutions party thereto, providing the Borrower a bridge loan credit facility in an aggregate amount of no less than $500,000,000, and substantially concurrently herewith on the date hereof the Bridge Credit Agreement is becoming effective;

(D) after giving effect to the Transactions, there is no conflict with, or default under, any material agreement of the Borrower or any of its Subsidiaries (including any such agreements entered into pursuant to the Transactions and in respect of Indebtedness), except for such conflicts or defaults as would not reasonably be expected to have a Material Adverse Effect or impose materially adverse conditions upon any of the Transactions;

(E) (1) all necessary governmental (domestic and foreign) and material third party approvals and/or consents in connection with the Transactions have been obtained and remain in effect, and all applicable waiting periods shall have expired without any action being taken by any authority having jurisdiction which restrains, prevents, or imposes materially adverse conditions upon, the consummation of the Transactions; or alternatively, no such approvals or consents are required as a condition to the consummation of the Transactions, (2) there does not exist any judgment, order, injunction or other

FIRST AMENDMENT TO CREDIT AGREEMENT

restraint prohibiting or imposing materially adverse conditions upon any of the Transactions, and (3) no litigation by any entity (private or governmental) is pending or to the knowledge of the Borrower, threatened, with respect to the Transactions, and which has had, or could reasonably be expected to have, a Material Adverse Effect;

(F) the Borrower has received an indicative Debt Rating of at least BB by S&P and Ba2 by Moody’s and in each case neither ratings organization has announced that it has such indicative rating under surveillance or review with possible negative implications for a reduction to a rating below BB (S&P) or Ba2 (Moody’s);

(G) all representations and warranties set forth in Section 5 of this Amendment are true and correct as of the Amendment Effective Date prior to and after giving effect to this Amendment and the consummation of the Transactions; and

(H) all Indebtedness owed by the Borrower to Questar Corporation and to Subsidiaries of Questar Corporation has been repaid;

(vi) (A) from the Secretary or an assistant secretary of the Borrower, certificates of resolutions, incumbency and specimen signatures evidencing the identity, authority and capacity of each of the Borrower’s officers who are authorized to act in connection with this Amendment and the other documents delivered pursuant to this Section 6 and/or authorized to deliver requests for Loans pursuant to the Credit Agreement on and after the Amendment Effective Date, (B) documents and certifications evidencing that the Borrower is validly existing and in good standing in the State of Delaware, and (C) copies of organizational documents of the Borrower certified by the Secretary or an assistant secretary of the Borrower, in each case as the Administrative Agent may reasonably require;

(vii) favorable legal opinions (including an opinion regarding the enforceability of the Credit Agreement as amended by this Amendment) covering such matters as the Administrative Agent or the Required Lenders may reasonably request; and

(b) the Borrower shall have paid, without duplication, (i) to Banc of America Securities LLC, as Arranger (the “Arranger”), for its own account, the fees and expenses then due and payable to the Arranger, (ii) to the Administrative Agent for the account of the applicable Lenders, any fees required to be paid to Lenders on or prior to the Amendment Effective Date, including the Consent Fee for the benefit of each consenting Existing Lender in accordance with Section 7 of this Amendment; and (iii) other fees and expenses required to be reimbursed or paid by the Borrower pursuant to the Loan Documents, including the reasonable fees and expenses of counsel to the Administrative Agent and the Arranger, to the extent invoiced to the Borrower prior to the Amendment Effective Date.

Without limiting the generality of the provisions of the last paragraph of Section 9.03 of the Credit Agreement, for purposes of determining compliance with the conditions specified in this Section 6, each Lender that has signed this Amendment shall be deemed to be satisfied with each document or other matter required hereunder to be satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Amendment Effective Date specifying otherwise.

FIRST AMENDMENT TO CREDIT AGREEMENT

7. Payment of Consent Fee. By no later than the Amendment Effective Date, the Borrower shall pay the Consent Fee to each Existing Lender that has consented to this Amendment (by delivery to the Administrative Agent of its executed signature page hereto) by no later than the Consent Date.

8. Consent to Spin-Off Transaction.

(a) Each Lender executing this Amendment hereby (i) waives compliance by the Borrower, and consents to the non-compliance of the Borrower, with the provisions set forth in Sections 7.03(b), 7.04, 7.05, 7.06, and 7.09 of the Credit Agreement, to the extent necessary to consummate the Transactions, and (ii) agrees that any tender or redemption of, or any right to tender or redeem, the Subject Notes, arising by reason of the consummation of the Transactions shall not constitute an Event of Default under Section 8.01(g)(i)(B) of the Credit Agreement provided that the purchase price for the Subject Notes is timely paid in accordance with the terms of the Indenture (as defined in Exhibit A hereto).

(b) Notwithstanding anything contained herein, the waivers and consents referred to in this Section 8 (i) are limited waivers and consents, (ii) are effective only with respect to the transactions described in this Amendment for the specific instances and the specific purposes for which they are given, (iii) shall not be effective for any other purpose or transaction, and (iv) do not constitute an amendment or basis for a subsequent extension, waiver or consent of any of the Credit Agreement. Nothing contained in this Amendment shall constitute a waiver by the Lenders, other than as expressly provided herein, of any Default or Event of Default, or shall constitute a waiver by the Lenders of any right, power or remedy available to the Lenders under the Credit Agreement, whether any such defaults, rights, powers or remedies presently exist or arise in the future.

9. Administrative Agent, L/C Issuer and Lenders Make No Representations or Warranties. None of the Administrative Agent, any L/C Issuer nor any Lender (a) makes any representation or warranty nor assumes any responsibility with respect to any statements, warranties, or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency, or value of the Credit Agreement, the Loan Documents, or any other instrument or document furnished pursuant thereto, or (b) makes any representation or warranty nor assumes any responsibility with respect to the financial condition of the Borrower or any other Person or the performance or observance by such Persons of any of their obligations under the Loan Documents, or any other instrument or document furnished pursuant thereto.

10. New Lenders’ Representations, Warranties, Covenants, and Agreements. Each New Lender (a) confirms that it has received a copy of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Amendment and become a Lender party to the Credit Agreement, (b) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (c) appoints or authorizes the Administrative Agent to take such action on its behalf and to exercise such powers under the Loan Documents as are delegated by the terms thereof, together with such powers as are reasonably incidental thereto, (d) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender, and (e) specifies as its lending office and address for notices the offices set forth on the administrative details form provided to the Administrative Agent.

FIRST AMENDMENT TO CREDIT AGREEMENT

11. Assignments to Effectuate Amendments to Commitments Set Forth in Schedule 2.01. As used in this paragraph 11, (a) the term “Assignor Lender” means each Existing Lender for whom the dollar amount of its Commitment under the Credit Agreement prior to giving effect to this Amendment (its “Existing Commitment”) is more than the dollar amount of its Commitment set forth on Schedule 2.01 as amended by this Amendment and (b) the term “Assignee Lender” means each New Lender and each Existing Lender for whom the dollar amount of its Existing Commitment is less than the dollar amount of its Commitment set forth on Schedule 2.01 as amended by this Amendment. Each Assignor Lender hereby assigns such portion of its Existing Commitment to the Assignee Lenders, to the extent necessary so that, upon the Amendment Effective Date after giving effect to the increase in Aggregate Commitments pursuant to this Amendment, the Commitments of the Assignor Lenders and of the Assignee Lenders are as set forth in Schedule 2.01 as amended by this Amendment, and each Assignee Lender hereby accepts such assignment and assumes the obligations of a Lender under the Credit Agreement with respect to such portion of the Commitment being assigned to it.

12. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by facsimile or in electronic form shall be effective as the delivery of a manually executed counterpart.

13. Governing Law. This Amendment shall in all respects be governed by, and construed in accordance with, the laws of the State of New York.

14. Loan Documents. This Amendment is a Loan Document, and all provisions in the Credit Agreement pertaining to Loan Documents apply hereto.

15. Enforceability. Should any one or more of the provisions of this Amendment be determined to be illegal or unenforceable as to one or more of the parties hereto, all other provisions nevertheless shall remain effective and binding on the parties hereto.

16. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of each of the Borrower, the Lenders and the Administrative Agent and their respective successors, assigns and legal representatives; provided, however, that the Borrower, without the prior consent of the Administrative Agent and each Lender, may not assign any of its respective rights, powers, duties or obligations hereunder.

[Remainder of Page Intentionally Left Blank. Signature Pages Follow.]

FIRST AMENDMENT TO CREDIT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized officers, all as of the day and year first above written.

BORROWER:

QEP RESOURCES, INC., a Delaware corporation (successor by merger to Questar Market Resources, Inc., a Utah corporation)

By:	/s/ Richard J. Doleshek
Name:	Richard J. Doleshek
Title:	Executive Vice President and Chief Financial Officer

SIGNATURE PAGE TO FIRST AMENDMENT TO CREDIT AGREEMENT

BANK OF AMERICA, N.A.,
as Administrative Agent

By:	/s/ Renita Cummings
Name:	Renita Cummings
Title:	Assistant Vice President

SIGNATURE PAGE TO FIRST AMENDMENT TO CREDIT AGREEMENT

BANK OF AMERICA, N.A.,
as L/C Issuer and a Lender

By:	/s/ Stephen J. Hoffman
Name:	Stephen J. Hoffman
Title:	Managing Director

SIGNATURE PAGE TO FIRST AMENDMENT TO CREDIT AGREEMENT

BMO CAPITAL MARKETS FINANCING, INC., as a Lender

By:	/s/ Kevin Utsey
Name:	Kevin Utsey
Title:	Vice President

SIGNATURE PAGE TO FIRST AMENDMENT TO CREDIT AGREEMENT

DEUTSCHE BANK TRUST COMPANY AMERICAS, as a Lender

By:	/s/ Erin Morrissey
Name:	Erin Morrissey
Title:	Vice President

By:	/s/ Marcus M. Tarkington
Name:	Marcus M. Tarkington
Title:	Director

SIGNATURE PAGE TO FIRST AMENDMENT TO CREDIT AGREEMENT

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Rob Traband
Name:	Rob Traband
Title:	Managing Director

SIGNATURE PAGE TO FIRST AMENDMENT TO CREDIT AGREEMENT

SUNTRUST BANK, as a Lender

By:	/s/ David Simpson
Name:	David Simpson
Title:	Vice President

SIGNATURE PAGE TO FIRST AMENDMENT TO CREDIT AGREEMENT

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ John C. Lozano
Name:	John C. Lozano
Title:	Vice President

SIGNATURE PAGE TO FIRST AMENDMENT TO CREDIT AGREEMENT

WELLS FARGO BANK, NA, as a Lender

By:	/s/ William S. Rogers
Name:	William S. Rogers
Title:	Managing Director

SIGNATURE PAGE TO FIRST AMENDMENT TO CREDIT AGREEMENT

EXPORT DEVELOPMENT CANADA, as a Lender

By:	/s/ David Kneebone
Name:	David Kneebone
Title:	Financing Manager

By:	/s/ Carl Burlock
Name:	Carl Burlock
Title:	Director

SIGNATURE PAGE TO FIRST AMENDMENT TO CREDIT AGREEMENT

COMPASS BANK, as a Lender

By:	/s/ Greg Determann
Name:	Greg Determann
Title:	Senior Vice President

SIGNATURE PAGE TO FIRST AMENDMENT TO CREDIT AGREEMENT

TORONTO DOMINION (TEXAS) LLC, as a Lender

By:	/s/ Debbi L. Brito
Name:	Debbi L. Brito
Title:	Authorized Signatory

SIGNATURE PAGE TO FIRST AMENDMENT TO CREDIT AGREEMENT

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD, as a Lender

By:	/s/ Linda Terry
Name:	Linda Terry
Title:	Authorized Signatory

SIGNATURE PAGE TO FIRST AMENDMENT TO CREDIT AGREEMENT

THE ROYAL BANK OF SCOTLAND PLC, as a Lender

By:	/s/ David Slye
Name:	David Slye
Title:	Senior Vice President

SIGNATURE PAGE TO FIRST AMENDMENT TO CREDIT AGREEMENT

BARCLAYS BANK PLC, as a Lender

By:	/s/ May Huang
Name:	May Huang
Title:	Assistant Vice President

SIGNATURE PAGE TO FIRST AMENDMENT TO CREDIT AGREEMENT

SOCIETE GENERALE, as a Lender

By:	/s/ Scott A. Mackey
Name:	Scott A. Mackey
Title:	Director

SIGNATURE PAGE TO FIRST AMENDMENT TO CREDIT AGREEMENT

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Mark Walton
Name:	Mark Walton
Title:	Authorized Signatory

SIGNATURE PAGE TO FIRST AMENDMENT TO CREDIT AGREEMENT

UBS AG STAMFORD BRANCH, as a Lender

By:	/s/ Mary E. Evans
Name:	Mary E. Evans
Title:	Associate Director

By:	/s/ April Varner-Nanton
Name:	April Varner-Nanton
Title:	Director

SIGNATURE PAGE TO FIRST AMENDMENT TO CREDIT AGREEMENT

CHANG HWA COMMERCIAL BAK LTD., as a Lender

By:	/s/ Eric Y.S. Tsai
Name:	Eric Y.S. Tsai
Title:	V.P. & General Manager

SIGNATURE PAGE TO FIRST AMENDMENT TO CREDIT AGREEMENT

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ Alain Daomst
Name:	Alain Daomst
Title:	Director

By:	/s/ Jay Chall
Name:	Jay Chall
Title:	Director

SIGNATURE PAGE TO FIRST AMENDMENT TO CREDIT AGREEMENT

SCHEDULE 2.01

COMMITMENTS

AND PRO RATA SHARES

QEP Resources, Inc. Credit Agreement

Lender	Commitment	Pro Rata Share
Bank of America, N.A.	$80,000,000.00	8.000000000%
BMO Capital Markets Financing, Inc.	$75,000,000.00	7.500000000%
Deutsche Bank Trust Company Americas	$75,000,000.00	7.500000000%
JPMorgan Chase Bank, N.A.	$75,000,000.00	7.500000000%
SunTrust Bank	$75,000,000.00	7.500000000%
U.S. Bank National Association	$75,000,000.00	7.500000000%
Wells Fargo Bank, NA	$75,000,000.00	7.500000000%
Export Development Canada	$70,000,000.00	7.000000000%
Compass Bank	$60,000,000.00	6.000000000%
Toronto Dominion (Texas) LLC	$60,000,000.00	6.000000000%
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$60,000,000.00	6.000000000%
The Royal Bank of Scotland plc	$60,000,000.00	6.000000000%
Barclays Bank PLC	$40,000,000.00	4.000000000%
Societe Generale	$40,000,000.00	4.000000000%
Goldman Sachs Bank USA	$30,000,000.00	3.000000000%
UBS AG Stamford Branch	$30,000,000.00	3.000000000%
Chang HWA Commercial Bank Ltd.	$10,000,000.00	1.000000000%
Credit Suisse AG, Cayman Islands Branch	$10,000,000.00	1.000000000%

Total	$1,000,000,000.00	100.000000000%